Exhibit 99.1

PART I

ITEM 1.	BUSINESS

Restoration Hardware, Inc., and subsidiaries, (the “Company,” “we,” or “our”) is a specialty retailer of hardware, bathware, furniture, lighting, textiles, accessories and gifts that reflects our classic and authentic American point of view. We commenced business in 1979 as a purveyor of fittings and fixtures for older homes. Since then, we have evolved into a unique home furnishings retailer offering consumers an array of distinctive and high quality merchandise.

We were incorporated in California in June 1987 and reincorporated in Delaware in 1998. Our corporate offices are located at 15 Koch Road, Suite J, Corte Madera, California 94925, and our telephone is (415) 924-1005. We maintain a website at www.restorationhardware.com .

Business Overview

Our merchandise strategy and our stores’ architectural style create a unique and attractive selling environment designed to appeal to an affluent, well educated, 35 to 60 year old customer. We are positioned to fill the void in the marketplace above the current home lifestyle retailers and below the interior design trade.

We operated 103 stores and 8 outlet stores in 30 states, the District of Columbia and Canada as of February 3, 2007. In addition, we also operate a direct-to-customer (“direct”) sales channel, which includes both catalog and Internet, and a wholly-owned furniture manufacturer.

We are a multi-channel business and our catalog distribution drives sales across our retail, catalog and Internet businesses. We use our catalog as our primary marketing vehicle, marketing to new and existing customers, both in and outside the retail trade area. We believe our catalog is a key resource to further market our brand to all our current and new customers.

Over the past several years, we have invested heavily in repositioning our brands and remodeling our stores, including:

In 2002 and 2003, we began our repositioning efforts with the launch of a new merchandising strategy and the remodeling of our stores. We made key changes to our assortment including refinements in premium textiles, bath fixtures and hardware, lighting and furniture.

In 2004, we re-merchandised our furniture assortment and revamped our accessories offering. In addition, we redesigned our catalog to improve its presentation of our core businesses and to more clearly communicate the quality positioning of our product offerings. We also introduced our first outlet store. Our outlet store strategy is designed to enable us to more effectively liquidate overstocked, discontinued and damaged merchandise.

In 2005, we remodeled the majority of our existing stores. The remodeled stores enabled us to expand our merchandise offerings in certain core categories, particularly lighting and textiles, and to present those offerings with more clarity and focus. We also opened one retail store and five outlet stores.

In 2006, we continued to grow our direct-to-customer business with the addition of two category extensions, the Restoration Hardware Outdoor Catalog and the Restoration Hardware Gift Catalog. In addition, we opened two outlet stores, and launched a new brand, Brocade Home. Brocade Home is a fashion home brand targeted at the broader value market with a unique and feminine point of view. This brand has been launched with a catalog, and our plan is to develop a multi-channel retailing platform over the next several years. Brocade Home’s website is located at www.brocadehome.com . In 2006 we also began a multi-year program of investing in systems and infrastructure targeted at strengthening our supply chain. Included in these investments are new order management and warehouse management programs, redesigned distribution networks and facilities, and other systems, process and infrastructure changes. We believe these investments will improve our customers’ experiences while leveraging our operating costs as a percentage of our sales. In addition, we have strengthened our Company by hiring several new key employees of our management team.

We believe our assortment and enhanced operational effectiveness will provide us with a strong foundation for future revenue growth, margin expansion and operational efficiencies.

We are organized into two reportable segments—the Stores segment and the Direct-to-Customer segment—and our results in this Form 10-K are presented in this manner. Our continued focus to grow our Direct-to-Customer segment has resulted in a constant increase of this segment’s net revenues in relation to our total net revenues. Direct-to-Customer segment revenue has grown from 11% of net revenues in fiscal 2002 to 34% of net revenues in fiscal 2006. We expect this trend to continue. Although our Stores segment has experienced continuous growth from fiscal 2002 to fiscal 2006, it has declined as a percentage of net revenues from 89% in fiscal 2002 to 66% in fiscal 2006. A summary of our net revenues and condensed results of operations for our two reportable segments is disclosed in Note 11, “Segment Reporting,” to our Consolidated Financial Statements in Part II, Item 8 of this Annual Report on Form 10-K.

Stores Segment

The Stores segment offers a broad but carefully edited selection of merchandise that provides a consistent point of view throughout our retail stores. Our collection of merchandise, not traditionally found in a single store environment, includes hardware, bathware, furniture, lighting, textiles, accessories and related merchandise. Our merchandise mix also includes proprietary products selected from non-traditional distribution channels that appear unique to our customers.

Direct-To-Customer Segment (Catalog and Internet)

Our Direct-to-Customer segment complements our Stores segment and enhances customer awareness of our merchandise concepts, increasing customer traffic in our stores, enhancing brand image and acting as an effective sales and advertising vehicle. In addition, we maintain a website, www.restorationhardware.com , designed to sell our products, promote consumer awareness of our brand and generate store traffic as well as purchases on our website or through our catalogs.

In fiscal 2006, we circulated approximately 49% more catalogs and approximately 31% more catalog pages than in fiscal 2005. We mail catalogs to persons with demographic profiles similar to those of our retail customers and who also possess previous mail order purchase histories. In fiscal 2006, approximately 66% of catalogs were circulated to past customers, and the remaining catalogs were mailed to prospects. These prospects were obtained primarily from customer lists of other high-end mail order companies sharing similar customer demographics. We outsource the fulfillment aspects of the direct-to-customer business to third parties.

Production and Suppliers

Product Selection, Purchasing and Sourcing

We make merchandise purchases from over 600 vendors and source some of our furniture through our wholly-owned subsidiary, The Michaels Furniture Company, Inc. (“Michaels”). Our vendors include major domestic manufacturers, specialty niche manufacturers and importers. We maintain agents in China, England, France, Germany, India, Indonesia, Italy, Japan, Philippines, Portugal, Vietnam and Eastern Europe. During 2006, approximately 66% of our purchases are sourced from vendors located abroad. By sourcing a large proportion of products offshore, we seek to achieve increased buying effectiveness and ensure exclusivity for a portion of our product line. In many instances, we also work closely with our vendors to develop products that are unique to us.

Michaels, located in Sacramento, California, was purchased by the Company in 1998. Michaels manufacturers a line of high quality furniture that includes bedroom, living room, dining room, home office and occasional items. All of Michaels’ sales during fiscal 2006, fiscal 2005 and fiscal 2004 were to the Company.

Management Information Systems

Our retail management information systems include integrated store, merchandising, distribution and financial systems. We utilize one vendor for our point-of-sale, merchandise management and warehouse management systems, and rely on that vendor for software support as well.

Competition

The retail market is highly competitive. We compete against a diverse group of retailers ranging from specialty stores to traditional furniture stores and department stores. Our product offerings also compete with a variety of national, regional and local retailers. We compete with these and other retailers for customers, suitable retail locations, suppliers, qualified employees and management personnel. Many of our competitors have significantly greater financial, marketing and other resources. Moreover, increased competition may result, and has resulted in the past, in potential or actual litigation between us and our competitors relating to such activities as competitive sales and hiring practices, exclusive relationships with key suppliers and manufacturers and other matters. As a result, increased competition may adversely affect our financial performance, and we cannot assure you that we will be able to compete successfully in the future.

We believe that our ability to compete successfully is determined by several factors, including, among other things, the strength of our management team, the breadth and quality of our product selection and merchandise presentation, the quality of our customer service, our pricing, our store locations, and the effectiveness of our catalog circulation strategies. Although we believe that we are able to compete favorably on the basis of these factors, we may not ultimately succeed in competing with other retailers in our market.

Trademarks and Domain Names

Our primary trademark, “Restoration Hardware,” is registered in the United States of America, Mexico and Canada. In addition, we have other trademarks which we have registered and/or applied to register in the United States of America and other jurisdictions. Trademarks are generally valid as long as they are in use and their registrations typically can be renewed indefinitely so long as the marks are in use. Our trademarks are of material importance to us. In addition, we have registered and maintain Internet domain names, including “ restorationhardware.com “ and “ brocadehome.com .”

Employees

At February 3, 2007, we had approximately 2,100 full-time employees and 1,700 part-time employees. We consider our employee relations to be good.

Website Access

We make available free of charge through our website at www.restorationhardware.com under “Company Information” our Annual Reports on Form 10-K; Quarterly Reports on Form 10-Q; Current Reports on Form 8-K; the beneficial ownership reports (Forms 3, 4 and 5) filed by our officers, directors and other reporting persons; and amendments to these and other reports filed or furnished pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after we electronically file such materials with, or furnish it to, the Securities and Exchange Commission (“SEC”). Further, the public may read and copy any materials filed by us with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding our electronic filings at www.sec.gov . The information posted on these websites is not incorporated into this Annual Report on Form 10-K.